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                                                                    EXHIBIT 4(f)

         AMENDMENT TO THE PEGASUS COMMUNICATIONS 1996 STOCK OPTION PLAN

                        (Effective As of March 22, 2000)

         WHEREAS, Pegasus Communications Corporation (the "Company") amended and restated the Pegasus Communications 1996 Stock Option Plan (the "Plan") effective April 23, 1999;

         WHEREAS, Section 12 of the Plan provides that the Company may amend the Plan;

         WHEREAS, the Company desires to amend the Plan (i) to increase the number of shares of Class A common stock of the Company ("Common Stock") that may be subject to options under the Plan; and (ii) to increase the number of shares of Common Stock that may be subject to options granted to any employee over the life of the Plan;

         NOW, THEREFORE, the Plan is amended as follows:

         1. The first sentence of Section 4 is amended to read as follows, effective on the date requisite shareholder approval of this Amendment is obtained;

                  4. Stock. Options may be granted under the Plan to purchase up to a maximum of 3,000,000 shares of Class A common stock of the Company ("Common Stock"); provided, however, that no Employee shall receive Options for more than 1,000,000 shares of the Company's Common Stock over the life of the Plan.